Exhibit 107

Calculation of Filing Fee Tables

Form S-1

BranchOut Food Inc.

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)		Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share(1)	Rule 457(o)	-	$-	$11,500,000	(3)	$0.0001102	$1,267.30
	Equity	Representative’s Warrants(3)	Rule 457(g)	-	$-	$-		$0.0001102	$-
	Equity	Common Stock underlying Representative’s Warrants(2)(3)	Rule 457(g) and Rule 457(o)	-	$-	$828,000		$0.0001102	$91.25
	Total Offering Amounts					12,328,000

	Total Fees Previously Paid								0
	Total Fee Offsets								0
	Net Fee Due								$1,358.55

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	The Registrant will issue to Alexander Capital, L.P., the representative of the underwriters, warrants to purchase up to a number of shares of common stock equal to 6% of the number of shares of common stock sold in the offering. The exercise price of the warrants is equal to 120% of the offering price of the shares of common stock offered hereby, including shares sold to cover over-allotments, if any. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the representative’s warrants is $828,000, which is equal to 120% of $690,000 (6% of the proposed maximum aggregate offering price of $11,500,000).
(3)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.